Exhibit 99.1
MRV Reports Third Quarter 2013 Results

•	Revenue increase combined with expense controls produce
•the first GAAP operating income in 8 quarters
•Increased investment in development and engineering driving new product enhancements and customer deployments

CHATSWORTH, Calif.- Nov. 12, 2013- MRV Communications™, Inc. (OTCQB: MRVC) (“MRV®”), a leading provider of optical communications network equipment and integration, reported financial results for the three and nine months ended September 30, 2013.

“Our third quarter financial results and key new product advancements demonstrate our strategic plan is beginning to produce the desired impact,” said David Stehlin, MRV's chief executive officer. “We have been implementing tactics to expand our presence in the rapidly growing optical edge market as well as to systematically improve operating efficiencies. In our Network Equipment business, we delivered continued solid sales execution in North America, although we experienced some softness in the Asia Pacific region. In our Network Integration business, while the overall political and macroeconomic conditions continue to impact the Italian market, we grew revenue and increased margins. Overall, during the quarter, we grew total revenue and achieved positive operating income, even as we executed our plan to increase our investment in research and development to accelerate the availability of our new products for Optical Communications Systems (OCS). As a result, we were able to roll-out the first of our new product families, OptiDriver™, to empower the high-growth cloud connectivity segment.

“Our product and solutions strategy is built on converging our optical and packet technologies with sophisticated software that makes the edge of the network smarter, more flexible and more efficient. This segment of the network is undergoing significant upgrades as service providers worldwide re-architect for the explosion of bandwidth, new services and applications the market requires. OptiDriver™ - our new, very flexible, powerful and efficient next-generation optical platform - targets the metro and data center segments as it anticipates customers’ expanding bandwidth and service requirements, while reducing operational and capital expenses.”

Third Quarter Results: Three months ended Sept. 30, 2013 compared to Sept. 30, 2012

•
Total revenue grew to $38.4 million, up 11% from $34.6 million in the prior year. The increase reflects growth in Network Integration as well as the 2012 elimination of $2.4 million in intersegment sales related to the fourth quarter 2012 divestiture of two subsidiaries. If revenue for the third quarter of 2012 was adjusted to include the $2.4 million in revenue from discontinued operations, then the third quarter 2013 revenue would be up 4% from the prior year.

◦
Network Equipment revenue was $22.9 million, compared to $23.3 million in the prior year, which included the $2.4 million of revenue for discontinued operations. Strong performance in North American mobile backhaul, data center and content providers partially offset a decline in service revenue and the impact of a large initial contract purchase order in third quarter of 2012. The new customer count grew sequentially each quarter this year, reaching 44 in the third quarter and 115 year-to-date.

◦
Network Integration revenue was $15.6 million, up 13% in the prior year reflecting improved products and services revenue due to successful efforts to target higher growth, higher margin business. However, pricing pressure on product revenues as well as customer new order and acceptance delays indicate the Italian public telecommunications have not fully recovered.

•	Total gross margin was 39.0%, compared to 41.5%, primarily due to a shift in the mix of the segment revenues toward higher Network Integration revenue, which has lower gross margin.

◦	Network Equipment gross margins remained consistent at 52.8% for the third quarter of 2013 and 2012.

◦
Network Integration gross margins were 18.8%, increasing from 16.4% in the prior year. While gross margins improved due to a higher mix of Tecnonet services revenue and volume efficiency, they were slightly offset by lower margins on product revenues arising from a highly competitive market that is being adversely affected by the difficult economic conditions in Italy.

•
Total operating expenses were $14.9 million, decreasing from $16.5 million in the prior year, reflecting lower corporate costs that were partially offset by increased investment in product development and support infrastructure.

◦	Network Equipment operating expenses were $12.0 million, increasing from $10.1 million in the prior year, reflecting planned investments in new product development and engineering.

◦	Network Integration operating expenses were $1.4 million, compared to $2.4 million in the prior year, which included a write down of $1.1 million for goodwill.

◦
Corporate operating expenses were $1.6 million, down from $3.9 million in the prior year, due to lower legal, consulting and accounting fees. The company expects the lower levels of legal, consulting and accounting fees at the corporate office to continue.

•	Total operating income was $39,000, improved from an operating loss of $2.1 million in the prior year, reflecting positive operations from both Network Equipment and Network Integration.

Year-to-date Results: Nine months ended Sept. 30, 2013 compared to Sept. 30, 2012

•
Total revenue grew to $115.5 million, up 9% from $105.7 million. The increase reflects growth in both businesses as well as an elimination for the prior year of $8.1 million in intersegment revenue related to the fourth quarter 2012 divestiture of two subsidiaries. If revenue for the nine months ended September 30, 2012 was adjusted to include the $8.1 million in revenue from discontinued operations, then the total 2013 year-to-date revenue would be up 1% from the prior year.

◦
Network Equipment revenue was $64.9 million. This compares to $65.2 million for the same period in the prior year, which included $8.1 million of sales from subsidiaries sold in the fourth quarter of 2012. The improvement was driven by new and existing customers in North American and European optical communications systems.

◦	Network Integration revenue was $50.7 million, compared to $48.9 million in the prior year, reflecting positive growth within challenging Italian economic conditions.

•	Total operating loss was $4.5 million, improved $2.5 million compared to $7.0 million in the prior year.

Liquidity at Sept. 30, 2013
During the third quarter, MRV repurchased 132,000 shares for $1.3 million, bringing the year-to-date buyback total to 273,000 thousand shares for $2.7 million. Cash and cash equivalents plus restricted time deposits were $31.1 million, compared to $40.8 million at December 31, 2012. The $9.7 decrease reflects: $2.7 million in stock repurchases; $2.8 million for capital expenditures in a global ERP system launched in July 2013 to improve operating efficiency, a network simulation lab to support customer testing requirements, and other property and equipment needed to support our strategic growth plan; $2.9 million for funding current operating activities, including increases in accounts receivable related higher revenue volumes in the last month of the third quarter and shift away from factoring certain Italian carriers’ accounts receivables in the third quarter, increases in inventory during the third quarter for anticipated projects, partially offset by an increase in accounts payables for raw materials in the third quarter and accruals for non-income taxes; and cash outflows resulting from a first nine month’s net loss, adjusted for non-cash expenses, of $4.2 million.

Stehlin continued, “We are committed to product development and engineering in OCS. In fact, spending rose to
$13.7 million for the first nine months of 2013, up 23.6% compared to the same period in 2012. As a percent of Network Equipment product revenue, OSC product development for IP edge and packet-optical markets and engineering has increased consistently, reaching 21% year-to-date, up 410 basis points compared to the first nine months of 2012. At the same time our commitment to reducing operating expenses has enabled us to decrease selling, general and administrative expenses as a percent of total revenue to 27.8% year-to-date, compared to 33.3% for the first nine months of 2012. With our revenue growth and expense improvements, we achieved positive operating income in the third quarter.

“We continue on our determined path to drive long-term growth, reduce risk, generate positive cash flow and deliver sustainable profitability in order to maximize shareholder value. Our confidence remains strong in part due to our expanding OCS customer base and product families. We believe our recent achievements begin to validate MRV’s strategy, and we are very excited about the future,” concluded Stehlin.

A more detailed discussion of MRV's 2013 third quarter financial results, including an analysis by business segment, is included in the Management Discussion and Analysis of Financial Condition and Results of Operations section of the Company's Form 10-Q filed today.

About MRV Communications
MRV Communications is a global leader in converged packet and optical solutions that empower the optical edge and network integration services for leading communications service providers. For more than two decades, the most demanding service providers, Fortune 1000 companies and governments worldwide have trusted MRV to provide best-in-class solutions and services for their mission-critical networks. We help our customers overcome the challenge of orchestrating the ever-increasing need for capacity while improving service delivery and lowering network costs for critical applications such as cloud connectivity, high-capacity business services, mobile backhaul and data center connectivity. For more information please visit www.mrv.com.

Forward Looking Statements

This press release may contain statements regarding future financial and operating results of MRV, management's assessment of business trends, and other statements about management's future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management's current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV's businesses operate, in addition to management's assumptions. Statements in this press release regarding MRV's future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "envisions," "estimates," "targets," "intends," "plans," "believes," "seeks," "should," "could," "forecasts," "projects," variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management's long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.
For further information regarding risks and uncertainties associated with MRV's businesses, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of MRV's SEC filings, including, but not limited to, its quarterly reports on Form 10-Q for the quarters ended September 30, 2013, June 30, 2013, and March 31, 2013 and annual report on Form 10-K for the year ended December 31, 2012, copies of which may be obtained by contacting MRV's investor relations department or by visiting MRV's website at http://www.mrv-corporate.com or the SEC's EDGAR website at http://www.sec.gov.

All information in this release is as of November 8, 2013 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV's expectations.

IR Contact:
Becky Herrick and Kirsten Chapman
LHA
(415)433-377
ir@mrv.com

MRV Communications, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Product revenue	$27,051	$23,945	$81,555	$73,985
Service revenue	11,334	10,721	33,910	31,722
Total revenue	38,385	34,666	115,465	105,707
Cost of sales	23,411	20,294	74,092	65,342
Gross profit	14,974	14,372	41,373	40,365
Operating expenses:
Product development and engineering	4,627	4,023	13,729	11,111
Selling, general and administrative	10,308	11,414	32,153	35,208
Impairment of Goodwill	—	1,055	—	1,055
Total operating expenses	14,935	16,492	45,882	47,374
Operating income (loss)	39	(2,120)	(4,509)	(7,009)
Interest expense	(41)	(52)	(414)	(451)
Gain from settlement of deferred consideration obligation	—	—	—	2,314
Other (loss) income, net	(132)	(17)	(217)	63
Loss from continuing operations before income taxes	(134)	(2,189)	(5,140)	(5,083)
Provision (benefit) for income taxes	12	(869)	433	(2,090)
Loss from continuing operations	(146)	(1,320)	(5,573)	(2,993)
Income (loss) from discontinued operations, net of income taxes of $2,121 and $4,663 in 2012	—	(1,007)	—	2,164
Net Loss	$(146)	$(2,327)	$(5,573)	$(829)

Net loss per share — basic (1):
From continuing operations	$(0.02)	$(0.17)	$(0.74)	$(0.38)
From discontinued operations	$—	$(0.13)	$—	$0.28
Net loss per share — basic	$(0.02)	$(0.30)	$(0.74)	$(0.10)
Net loss per share — diluted (1):
From continuing operations	$(0.02)	$(0.17)	$(0.74)	$(0.38)
From discontinued operations	$—	$(0.13)	$—	$0.28
Net loss per share — diluted	$(0.02)	$(0.30)	$(0.74)	$(0.10)
Weighted average number of shares:
Basic	7,522	7,766	7,539	7,847
Diluted	7,522	7,766	7,539	7,847
________________________________________
(1) Amounts may not add due to rounding.

MRV Communications, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par values)

	September 30, 2013	December 31, 2012
Assets	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$30,819	$40,609
Restricted time deposits	244	240
Accounts receivable, net	36,658	32,237
Other receivables	15,801	18,287
Inventories, net	25,172	22,444
Deferred income taxes	1,426	1,145
Other current assets	5,183	4,629
Total current assets	115,303	119,591
Property and equipment, net	5,177	3,735
Deferred income taxes, net of current portion	4,556	3,711
Intangibles, net	453	400
Other assets	660	1,128
Total assets	$126,149	$128,565

Liabilities and stockholders' equity
Current liabilities:
Short-term debt	$3,935	$5,267
Deferred consideration payable	233	233
Accounts payable	22,330	20,478
Accrued liabilities	18,500	16,652
Deferred revenue	9,839	7,290
Other current liabilities	565	560
Total current liabilities	55,402	50,480
Other long-term liabilities	5,100	5,184
Commitments and contingencies

Stockholders' equity:
Preferred Stock, $0.01 par value: Authorized — 1,000 shares; no shares issued or outstanding	—	—
Common Stock, $0.0017 par value:
Authorized — 16,000 shares
Issued — 8,144 shares in 2013 and 8,061 shares in 2012
Outstanding — 7,404 shares in 2013 and 7,594 in 2012	271	270
Additional paid-in capital	1,281,682	1,281,170
Accumulated deficit	(1,207,087)	(1,201,515)
Treasury stock — 740 shares in 2013 and 467 shares in 2012	(9,183)	(6,528)
Accumulated other comprehensive income	(36)	(496)
Total stockholders' equity	65,647	72,901
Total liabilities and stockholders' equity	$126,149	$128,565